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                                                                    Exhibit 12.1


                                 GREY WOLF, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                     SIX MONTH
                                                   PERIOD ENDED                         YEAR ENDED DECEMBER 31,
                                                   JUNE 30, 2004      2003         2002          2001         2000          1999
                                                   -------------   ----------   -----------   -----------  -----------   ----------
Pretax income from continuing operations:                (11,186)     (47,583)      (29,693)      111,306       (9,661)     (56,818)

Add:

   Fixed charges:
     Interest, whether expensed or capitalized             8,497       24,014        22,748        22,811       22,656       22,706
     Amortization of debt expense and discount
       or premium                                          1,577        3,818         1,180         1,280        1,280        1,348
                                                   -------------   ----------   -----------   -----------  -----------   ----------
Earnings as adjusted                                      (1,112)     (19,751)       (5,765)      135,397       14,275      (32,764)
                                                   =============   ==========   ===========   ===========  ===========   ==========
Fixed charges                                             10,074       27,832        23,928        24,091       23,936       24,054
                                                   =============   ==========   ===========   ===========  ===========   ==========
Ratio of Earnings to Fixed Charges or Deficiency         (11,186)     (47,583)      (29,693)         5.62       (9,661)     (56,818)
                                                   =============   ==========   ===========   ===========  ===========   ==========
Series B preferred stock subscription dividend
 requirement                                                   0            0             0             0            0            0
                                                   -------------   ----------   -----------   -----------  -----------   ----------
Ratio of earnings to fixed charges and preferred
 stock dividends                                         (11,186)     (47,583)      (29,693)         5.62       (9,661)     (56,818)
                                                   =============   ==========   ===========   ===========  ===========   ==========